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                      [Chadbourne & Parke LLP Letterhead]

                                                                     Exhibit 5.1

DIRECT DIAL

E-MAIL ADDRESS
         @chadbourne.com
                               September 30, 1999


AES Eastern Energy, L.P.
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

              We are acting as legal counsel to AES Eastern Energy, L.P. (the "Company"), a Delaware limited partnership, in connection with the offer to exchange (the "Exchange Offer") new pass through trust certificates Series
1999-A and new pass through trust certificates Series 1999-B (collectively, the "New Pass Through Trust Certificates") for an equal principal amount of existing pass through trust certificates Series 1999-A and existing pass through trust certificates Series 1999-B, (the "Existing Pass Through Trust Certificates"),
and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company for the purpose of registering the New Pass Through Trust Certificates under the Securities Act of 1933, as amended (the "Act"). The Existing
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AES Eastern Energy, L.P.                                      September 30, 1999


Pass Through Trust Certificates have been, and the New Pass Through Trust Certificates will be, issued pursuant to two Pass Through Trust Agreements, each dated as of May 1, 1999 (the "Pass Through Trust Agreements"), among the Company and Bankers Trust Company, as Pass Through Trustee. Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

              In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Pass Through Trust Agreements; (ii) the forms of the New Pass Through Trust Certificates attached to the Pass Through Trust Agreements; and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


              In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies
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AES Eastern Energy, L.P.                                      September 30, 1999



and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company. We have also assumed (i) the due incorporation and valid existence of the Pass Through Trustee, (ii) that the Pass Through Trustee has the requisite corporate power and authority to execute and deliver the Pass Through Trust Agreements and perform its obligations thereunder and (iii) that the Pass Through Trust Agreements have been duly authorized, executed and delivered by the Pass Through Trustee.


              Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the New Pass Through Trust Certificates are duly executed and authenticated by the Pass Through Trustee and duly delivered in exchange for the Existing Pass
Through Trust Certificates in accordance with the Exchange Offer in the manner described in the Registration Statement, the New Pass Through Trust Certificates will constitute the legal, valid and binding obligations of the applicable Pass Through Trust and will be entitled to the benefits of the applicable Pass
Through Trust Agreement, in each case, subject to applicable bankruptcy, insolvency,
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AES Eastern Energy, L.P.                                      September 30, 1999



fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including requirements of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). In addition, the availability of equitable remedies, including without limitation specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought.


              The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
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AES Eastern Energy, L.P.                                      September 30, 1999



              We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                                          Very truly yours,



                                                          Chadbourne & Parke LLP